SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                                ArtistDirect Inc.
                                (Name of Issuer)

                         Common Stock, $.0.01 par value
                         (Title of Class of Securities)

                                    04315D400
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 04315D400                  13G/A                    Page 2 of 11

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     (1)  NAME OF REPORTING PERSON
          Act II Management, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          13-4196966
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     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
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     (3)  SEC USE ONLY

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     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
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NUMBER OF      (5)  SOLE VOTING POWER
                    595,050
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    595,050
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          595,050
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
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    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.89%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IA
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CUSIP No. 04315D400                  13G/A                    Page 3 of 11

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     (1)  NAME OF REPORTING PERSON
          Act II Capital, L.L.C.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          13-4196964
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    595,050
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    595,050
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          595,050
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.89%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          OO
-----------------------------------------------------------------------------

CUSIP No. 04315D400                  13G/A                    Page 4 of 11

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     (1)  NAME OF REPORTING PERSON
          Dennis H. Leibowitz
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    595,050
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    595,050
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          595,050
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.89%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

CUSIP No. 04315D400                  13G/A                    Page 5 of 11

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Act II Master Fund, Ltd.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          98-0431556
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    595,050
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    595,050
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          595,050
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.89%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

CUSIP No. 04315D400                  13G/A                    Page 6 of 11

ITEM 1(a).  NAME OF ISSUER:
            ArtistDirect Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            10900 Wilshire Blvd., Suite 1400, Los Angeles, California 90024.

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

           (i) Act II Management, L.P.("AII"), a Delaware limited partnership, with respect to the Shares reported in this
               Schedule 13G/A held by certain investment funds managed by AII (the "Accounts").

          (ii) Act II Capital, L.L.C. ("AIIC") a Delaware limited liability company, with respect to the Shares reported in this Schedule 13G/A held by the Accounts.

         (iii) Dennis H. Leibowitz, who is the Principle of the General Partner of AII, with respect to the Shares reported in this Schedule 13G/A held by the Accounts.

          (iv) Act II Master Fund, Ltd. ("AIIMF"), a Cayman Islands company, with respect to shares owned by it.

          The citizenship of AII, AIIC and AIIMF is set forth above. Dennis H. Leibowitz is a United States citizen.

          The address of the principal business office of each of the Reporting Persons is 444 Madison Avenue 17th Floor New York, NY 10022. The address of the principal business office of AIIMF is C/o Admiral Administration Ltd. P.O. Box 32021, SMB Admiral Financial Centre, Grand Cayman, Cayman Islands, B.W.I.

CUSIP No. 04315D400                  13G/A                    Page 7 of 11


ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER:      04315D400

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act;

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act;

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act;

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F);

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940; or

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

CUSIP No. 04315D400                  13G/A                    Page 8 of 11


ITEM 4.   OWNERSHIP.

           AII serves as principal investment manager to investment funds with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G/A. AIIC is the General Partner. As such, it may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G/A. Mr. Dennis H. Leibowitz is the Principle of the AIIC. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G/A.

          Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

      A.  AII
         (a) Amount beneficially owned: 595,050
         (b) Percent of class: 5.89%
             (All percentages herein are based on 10,101,837 shares of
             Common Stock reported to be outstanding as of October 31, 2006, as reflected in the Form 10-QSB filed by the Company on for the quarterly period ending September 30, 2006.
         (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        595,050
                  (ii)  shared power to vote or to direct the vote 0
                  (iii) sole power to dispose or to direct the disposition of
                        595,050
                  (iv)  shared power to dispose or to direct the disposition of
                        0

      B.  AIIC
         (a) Amount beneficially owned: 595,050
         (b) Percent of class: 5.89%
         (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote 595,050
                 (ii)   shared power to vote or to direct the vote 0
                (iii)   sole power to dispose or to direct the disposition
                        595,050
                 (iv)   shared power to dispose or to direct the disposition of
                        0

      C.  Dennis H. Leibowitz
         (a) Amount beneficially owned: 595,050
         (b) Percent of class: 5.89%
         (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote 595,050
                 (ii)   shared power to vote or to direct the vote 0
                (iii)   sole power to dispose or to direct the disposition
                        595,050

CUSIP No. 04315D400                  13G/A                    Page 9 of 11


                 (iv)   shared power to dispose or to direct the disposition of
                        0
      D.  AIIMF
         (a) Amount beneficially owned: 595,050
         (b) Percent of class: 5.89%
         (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote 595,050
                 (ii)   shared power to vote or to direct the vote 0
                (iii) sole power to dispose or to direct the disposition of 595,050
                 (iv)   shared power to dispose or to direct the disposition of
                        0

CUSIP No. 04315D400                  13G/A                    Page 10 of 11


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby makes the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 04315D400                  13G/A                    Page 11 of 11


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2007           /s/ Dennis H. Leibowitz
                                    -----------------------------------
                                    Act II Management, L.P.
                                    By Dennis H. Leibowitz
                                    Principal of the General Partner

                                    /s/ Dennis H. Leibowitz
                                    -----------------------------------
                                    Act II Capital, L.L.C.
                                    By Dennis H. Leibowitz
                                    Principal

                                    /s/ Dennis H. Leibowitz
                                    -----------------------------------
                                    Dennis H. Leibowitz

                                    /s/ Dennis H. Leibowitz
                                    -----------------------------------
                                    Act II Master Fund, Ltd.
                                    By Dennis H. Leibowitz
                                    Director